Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-207759 and 333-204906) of Shell Midstream Partners, L.P. of our report dated February 12, 2016, with respect to the financial statements of Bengal Pipeline Company LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 26, 2016